Exhibit 99.1

Amcor closes Berry Global merger, reports third quarter result and updates fiscal 2025 outlook
March 2025 Quarter Highlights:
•Net sales of $3,333 million;
•GAAP Net income of $196 million; GAAP diluted earnings per share (EPS) of 13.6 cps;
•Adjusted EBIT of $384 million, in line with last year on a comparable constant currency basis; and
•Adjusted EPS of 18.0 cps, up 5% on a comparable constant currency basis.
YTD Highlights - Nine Months Ended March 31, 2025:
•Net sales of $9,927 million;
•GAAP Net income of $550 million; GAAP diluted EPS of 38.0 cps;
•Adjusted EBIT of $1,112 million, up 3% on a comparable constant currency basis; and
•Adjusted EPS of 50.3 cps, up 5% on a comparable constant currency basis.
Fiscal 2025 outlook - inclusive of merger related impacts in May and June of the fourth quarter:
•Adjusted EPS of 72-74 cents per share; Adjusted Free Cash Flow of $900-1,000 million.

Positioned for faster start on integration with Berry Global merger closed earlier than anticipated.
Amcor CEO Peter Konieczny said, “Today is a defining day for Amcor as we closed our transformational merger with Berry Global. Through this combination, Amcor has enhanced positions in attractive categories, a broader, more complete customer offering and expanded material science and innovation capabilities. As a result, we believe we are now uniquely positioned to deliver more consistent and sustainable organic growth and further improve margins, in line with our strategy."
"In less than six months, our teams successfully worked through a great deal of complexity to close earlier than we anticipated, while also delivering another quarter of earnings growth from the underlying Amcor business in a challenging environment. I want to thank the Amcor and Berry teams for their commitment and hard work, and for setting our company up for a faster start on synergy delivery and growth."
"We have significant control over delivery of synergies, and through dedicated workstream teams, we are now executing against well developed plans to capture $650 million in identified cost, financial, and growth synergies over three years. In fiscal 2026, before taking into account growth in the underlying business, we expect delivery of $260 million of pre-tax synergies alone to drive adjusted EPS accretion of approximately 12 percent. This is day one of an exciting and strong future for Amcor and all our stakeholders.”

Key Financials			Nine Months Ended March 31,
GAAP results			2024 $ million	2025 $ million
Net sales			10,105	9,927
Net income attributable to Amcor plc			473	550
EPS (diluted US cents)			32.7	38.0

				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results(1)	2024 $ million	2025 $ million
Net sales	10,105	9,927	(2)	—
EBITDA	1,412	1,397	(1)	1
EBIT	1,106	1,112	1	3
Net income	710	728	3	5
EPS (diluted US cents)	49.1	50.3	2	5
Free Cash Flow	115	(17)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.75 cents per share (compared with 12.5 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 19.97 Australian cents per share, which reflects the quarterly dividend of 12.75 cents per share converted at an AUD:USD average exchange rate of 0.6385 over the five trading days ended April 28, 2025.
The ex-dividend date will be May 21, 2025 for holders of CDIs trading on the ASX and May 22, 2025 for holders of shares trading on the NYSE. For all shareholders, the record date will be May 22, 2025 and the payment date will be June 10, 2025.

Financial results - Nine Months Ended March 31, 2025
Segment information

	Nine Months Ended March 31, 2024				Nine Months Ended March 31, 2025
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	7,646	992	13.0		7,667	1,008	13.1
Rigid Packaging	2,459	184	7.5		2,260	171	7.6
Other(2)	—	(70)			—	(67)
Total Amcor	10,105	1,106	10.9	14.7	9,927	1,112	11.2	15.0
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and last twelve months adjusted EBIT.
(2) Represents corporate expenses.

Nine months ended March 31, 2025:
Net sales of $9,927 million were 2% lower than last year on a reported basis, including an unfavorable impact of approximately 1% related to movements in foreign exchange rates and an unfavorable impact of approximately 1% related to items affecting comparability. The pass through of lower raw material costs had no material impact on net sales.
Volumes were up 1% compared with the same nine month period last year. Price/mix had an unfavorable impact of approximately 1%, primarily due to expected lower volumes in high value healthcare categories in the first half of the year. On a comparable constant currency basis, net sales were in line with last year.
Adjusted EBIT of $1,112 million was 3% higher than last year on a comparable constant currency basis reflecting higher volumes and strong cost performance, partly offset by unfavorable impacts from price/mix. Adjusted EBIT margin improved to 11.2%, a 30 basis point increase over the prior year.
March 2025 quarter:
Net sales of $3,333 million were 2% lower than last year on a reported basis, including an unfavorable impact of approximately 2% related to movements in foreign exchange rates, an unfavorable impact from items affecting comparability of approximately 1% and a favorable impact of approximately 1% related to the pass through of higher raw material costs of approximately $45 million.

Volumes were in line with last year with weak consumer demand offset by modest share gains. By region, volumes generally softened sequentially in North America, including in the North America beverage business. Across all other regions, volume growth in the Flexibles and Rigid Packaging segments remained in the low to mid single digit range. Price/mix had a marginally favorable impact on net sales, reflecting improved volume growth in high value healthcare categories as expected. On a comparable constant currency basis, net sales were 0.4% higher than last year.

Adjusted EBIT of $384 million was 0.4% higher than last year on a comparable constant currency basis with benefits from continued strong cost performance partly offset by unfavorable earnings impacts from price/mix. Adjusted EBIT margin of 11.5% was in line with last year.

Flexibles segment - March 2025 quarter	Three Months Ended March 31,		Reported ∆%	Comparable constant currency ∆%
	2024 $ million	2025 $ million
Net sales	2,598	2,605	—	1
Adjusted EBIT	358	357	—	2
Adjusted EBIT / Sales %	13.8	13.7
Net sales of $2,605 million were up modestly compared with last year on a reported basis, including an unfavorable impact of approximately 2% related to movements in foreign exchange rates and a favorable impact of approximately 2% related to the pass through of higher raw material costs.
Volumes were up approximately 1% compared with the prior year with modest share gains in several categories including healthcare and protein partly offset by weaker consumer demand primarily in North America. Volumes generally softened sequentially in North America while volume growth across all other key regions remained in the low to mid single digit range. As expected, destocking in healthcare categories is essentially complete and March quarter volumes increased compared with last year. Price/mix had a favorable impact on net sales of approximately 1%, reflecting improved growth in high value healthcare categories, as expected. On a comparable constant currency basis net sales were 1.4% higher than last year.
In North America, net sales declined at low single digit rates on a comparable constant currency basis driven by lower volumes. Volumes were higher across categories including healthcare, fresh and frozen foods, meat and liquids. This was more than offset by lower volumes in categories including home & personal care, beverage overwrap and confectionary.
In Europe, net sales grew at mid single digit rates on a comparable constant currency basis driven by low single digit volume growth and favorable price/mix. Volumes were higher in the pet care, medical, single serve coffee, home & personal care and dairy end markets and this was partly offset by lower volumes in snacks & confectionary.
Across Asia, net sales grew at mid single digit rates on a comparable constant currency basis primarily driven by continued mid to high single digit volume growth in China and India. In Latin America, net sales grew at low single digit rates on a comparable constant currency basis primarily driven by volume growth in Peru and Chile.
Adjusted EBIT of $357 million was 2% higher than last year on a comparable constant currency basis, driven by higher volumes and strong cost performance, partly offset by unfavorable earnings impacts from price/mix. Adjusted EBIT margin of 13.7% was in line with last year.

Flexibles segment - March YTD	Nine Months Ended March 31,		Reported ∆%	Comparable constant currency ∆%
	2024 $ million	2025 $ million
Net sales	7,646	7,667	—	1
Adjusted EBIT	992	1,008	2	3
Adjusted EBIT / Sales %	13.0	13.1
Net sales of $7,667 million were up modestly compared with last year on a reported basis. Unfavorable movements in foreign exchange rates and favorable impacts related to the pass through of higher raw material costs each had an offsetting impact on net sales of approximately 1%.
Volumes were up approximately 2% compared with the prior year with growth delivered across all key regions. Price/mix had an unfavorable impact on net sales of less than 2%, primarily due to lower volumes in high value healthcare categories in the first half of the year. On a comparable constant currency basis net sales grew by less than 1% compared with last year.
In North America, net sales were in line with last year on a comparable constant currency basis, with low single digit volume growth offset by unfavorable price/mix.
In Europe, net sales grew low single digit compared with last year on a comparable constant currency basis, driven by mid single digit volume growth offset by unfavorable price/mix.

Across Asia, net sales on a comparable constant currency basis and volumes increased at mid single digit rates with growth in China and India partly offset by lower volumes in South East Asia. In Latin America, net sales on a comparable constant currency basis and volumes increased at low to mid single digit rates, largely driven by growth in Peru, Brazil and Chile.
Adjusted EBIT of $1,008 million was approximately 3% higher than last year on a comparable constant currency basis. The positive impact of higher volumes, favorable cost performance and benefits from restructuring initiatives was partly offset by unfavorable price/mix. Adjusted EBIT margin of 13.1% was broadly in line with last year.

Rigid Packaging segment - March 2025 quarter	Three Months Ended March 31,		Reported ∆%	Comparable constant currency ∆%
	2024 $ million	2025 $ million
Net sales	813	728	(10)	(3)
Adjusted EBIT	71	55	(22)	(12)
Adjusted EBIT / Sales %	8.7	7.6
Note: March quarter 2024 includes an approximately $45 million of net sales and approximately $5 million of adjusted EBIT related to Amcor's 50% interest in the Bericap Joint Venture which was divested in December 2024.
Net sales of $728 million were 10% lower than last year on a reported basis, including an unfavorable impact of 2% related to movements in foreign exchange rates, a favorable impact of approximately 1% related to the pass through of higher raw material costs of approximately $5 million and an unfavorable impact of approximately 6% related to the divestment of Amcor's 50% interest in the Bericap Joint Venture in December 2024.
On a comparable constant currency basis, net sales were approximately 3% lower than last year reflecting approximately 2% lower volumes and an unfavorable price/mix impact of approximately 1%.
Consumer and customer demand generally softened sequentially in the North America beverage business, and comparable net sales were lower than the prior year, reflecting volume declines at high single digit rates and modestly unfavorable price/mix. In Latin America, net sales were up high single digits on a comparable constant currency basis reflecting mid single digit volume growth and favorable price/mix. Volumes in the Specialty Containers business were higher than last year.
Adjusted EBIT of $55 million was 12% lower than last year on a comparable constant currency basis, reflecting lower volumes and unfavorable price/mix, partly offset by cost benefits net of sequentially higher labor costs.

Rigid Packaging segment - March YTD	Nine Months Ended March 31,		Reported ∆%	Comparable constant currency ∆%
	2024 $ million	2025 $ million
Net sales	2,459	2,260	(8)	(3)
Adjusted EBIT	184	171	(7)	(1)
Adjusted EBIT / Sales %	7.5	7.6
Net sales of $2,260 million were 8% lower than last year on a reported basis, including an unfavorable impact of approximately 2% related to movements in foreign exchange rates, an unfavorable impact of approximately 1% related to the pass through of lower raw material costs of approximately $35 million and an unfavorable impact of approximately 2% related to the divestment of Amcor's 50% interest in the Bericap Joint Venture in December 2024.
On a comparable constant currency basis, net sales were approximately 3% lower than last year reflecting approximately 2% lower volumes and an unfavorable price/mix impact of approximately 1%.
North America beverage comparable constant currency net sales and volumes declined in the high single digit range and price/mix was modestly unfavorable. In Latin America, net sales on a comparable constant currency basis were up mid single digits, primarily reflecting favorable price/mix benefits. Across the balance of the Rigid Packaging business volumes were higher than last year.
Adjusted EBIT of $171 million was approximately 1% lower than last year on a comparable constant currency basis, with the impact of lower volumes and unfavorable price/mix partly offset by favorable cost performance. Adjusted EBIT margin of 7.6% was 10 basis points higher than last year.

Net interest and income tax expense
For the nine months ended March 31, 2025, GAAP net interest expense of $222 million compares with $232 million last year. Adjusted net interest expense for the nine months ended March 31, 2025 of $218 million compares with

$232 million last year. GAAP income tax expense was $141 million compared with $107 million last year. Adjusted tax expense for the nine months ended March 31, 2025 of $159 million compared with $158 million last year. Adjusted tax expense for the nine months ended March 31, 2025 represents an effective tax rate of 17.8%, compared with 18.1% in the prior year.

Adjusted Free Cash Flow
For the nine months ended March 31, 2025, adjusted free cash outflow was $17 million and compares with an inflow of $115 million last year. Cash flow was unfavorably impacted by higher inventories, which reflects weaker sales volumes in the March quarter.
Net debt was $6,752 million at March 31, 2025 and leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.5 times. Movements in exchange rates toward the end of the quarter had an adverse impact on net debt and increased leverage by approximately 0.1 times compared with the company's expectations. The expected near term impact of the merger on leverage remains unchanged, and the company now expects leverage to be ~3.4 times at June 30, 2025.

Fiscal 2025 Guidance
For the twelve month period ending June 30, 2025, inclusive of merger related impacts in May and June of the fourth quarter:
•Adjusted EPS range narrowed to approximately 72 to 74 cents per share; and
•Adjusted Free Cash Flow of approximately $900 million to $1,000 million.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release. Reconciliations of the fiscal 2025 projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for fiscal 2025 have not been completed.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Wednesday April 30, 2025 at 5:30pm US Eastern Standard Time / Thursday May 1, 2025 at 7:30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID: 2990465
•USA: 800 715 9871 (toll free)
•USA: 646 307 1963 (local)
•Australia: 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom: 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore: +65 3159 5133 (local)
•Hong Kong: +852 3002 3410 (local)
From all other countries, the call can be accessed by dialing +1 646 307 1963 (toll).
A replay of the webcast will also be available in the 'Investors" section at www.amcor.com following the call.

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
Amcor	Amcor	Amcor
+61 408 037 590	+61 481 900 499	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
$ in millions, except per share data	2024	2025	2024	2025
Net sales	3,411	3,333	10,105	9,927
Cost of sales	(2,719)	(2,679)	(8,147)	(7,988)
Gross profit	692	654	1,958	1,939
Selling, general, and administrative expenses	(330)	(303)	(931)	(913)
Research and development expenses	(25)	(27)	(80)	(82)
Restructuring, transaction and integration expenses	(30)	(32)	(82)	(71)
Other income/(expenses), net	—	21	(46)	49
Operating income	307	313	819	922
Interest expense, net	(79)	(75)	(232)	(222)
Other non-operating income/(expenses), net	2	(1)	2	(3)
Income before income taxes and equity in income/(loss) of affiliated companies	230	237	589	697
Income tax expense	(40)	(40)	(107)	(141)
Equity in income/(loss) of affiliated companies, net of tax	(1)	—	(3)	1
Net income	189	197	479	557
Net income attributable to non-controlling interests	(2)	(1)	(6)	(7)
Net income attributable to Amcor plc	187	196	473	550
USD:EUR average FX rate	0.9208	0.9507	0.9231	0.9327

Basic earnings per share attributable to Amcor	0.129	0.136	0.327	0.381
Diluted earnings per share attributable to Amcor	0.129	0.136	0.327	0.380
Weighted average number of shares outstanding – Basic	1,439	1,443	1,439	1,442
Weighted average number of shares outstanding – Diluted	1,440	1,446	1,440	1,445

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
($ million)	2024	2025
Net income	479	557
Depreciation, amortization and impairment	448	399
Net gain on disposal of businesses	—	(8)
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(680)	(804)
Other non-cash items	131	132
Net cash provided by operating activities	378	276
Purchase of property, plant and equipment and other intangible assets	(358)	(360)
Proceeds from sales of property, plant and equipment and other intangible assets	12	9
Business acquisitions and investments in affiliated companies, and other	(23)	(11)
Proceeds from divestitures, net of cash divested	—	113
Net debt proceeds	426	2,044
Dividends paid	(542)	(550)
Share buyback/cancellations	(30)	—
Purchase of treasury shares, proceeds from exercise of options and tax withholdings for share-based incentive plans	(51)	(38)
Other, including effect of exchange rate on cash and cash equivalents	(44)	(26)
Net increase/(decrease) in cash and cash equivalents	(232)	1,457
Cash and cash equivalents balance at beginning of the year	689	588
Cash and cash equivalents balance at end of the period	457	2,045

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2024	March 31, 2025
Cash and cash equivalents	588	2,045
Trade receivables, net	1,846	1,969
Inventories, net	2,031	2,142
Property, plant, and equipment, net	3,763	3,696
Goodwill and other intangible assets, net	6,736	6,587
Other assets	1,560	1,603
Total assets	16,524	18,042
Trade payables	2,580	2,339
Short-term debt and current portion of long-term debt	96	159
Long-term debt, less current portion	6,603	8,638
Accruals and other liabilities	3,292	3,047
Shareholders' equity	3,953	3,859
Total liabilities and shareholders' equity	16,524	18,042

Components of Fiscal 2025 Net Sales growth

	Three Months Ended March 31,			Nine Months Ended March 31,
($ million)	Flexibles	Rigid Packaging	Total	Flexibles	Rigid Packaging	Total
Net sales fiscal 2025	2,605	728	3,333	7,667	2,260	9,927
Net sales fiscal 2024	2,598	813	3,411	7,646	2,459	10,105
Reported Growth %	—	(10)	(2)	—	(8)	(2)
FX %	(2)	(2)	(2)	(1)	(2)	(1)
Constant Currency Growth %	3	(8)	—	1	(6)	(1)
RM Pass Through %	2	1	1	1	(1)	—
Items affecting comparability %	—	(6)	(1)	—	(2)	(1)
Comparable Constant Currency Growth %	1	(3)	—	1	(3)	—
Acquired operations %	—	—	—	—	—	—
Organic Growth %	1	(3)	—	1	(3)	—
Volume %	1	(2)	—	2	(2)	1
Price/Mix %	1	(1)	—	(2)	(1)	(1)

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Adjusted Free Cash Flow

	Three Months Ended March 31, 2024				Three Months Ended March 31, 2025
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	187	187	187	12.9	196	196	196	13.6
Net income attributable to non-controlling interests	2	2			1	1
Tax expense	40	40			40	40
Interest expense, net	79	79			75	75
Depreciation and amortization	146				131
EBITDA, EBIT, Net income, and EPS	454	308	187	12.9	443	312	196	13.6
Impact of highly inflationary accounting	4	4	4	0.2	3	3	3	0.2
Restructuring and related expenses, net(2)	30	30	30	2.1	6	6	6	0.4
Berry transaction & integration	—	—	—	—	26	26	31	2.1
CEO transition costs	8	8	8	0.6	—	—	—	—
Other	4	4	4	0.4	—	—	—	—
Amortization of acquired intangibles(3)		43	43	2.9		37	37	2.5
Tax effect of above items			(19)	(1.3)			(12)	(0.8)
Adjusted EBITDA, EBIT, Net income and EPS	499	397	257	17.8	477	384	261	18.0
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					(4)	(3)	1	1
% items affecting comparability					1	1	1	1
% currency impact					2	2	3	3
% comparable constant currency growth					(1)	—	5	5
Adjusted EBITDA	499				477
Interest paid, net	(55)				(40)
Income tax paid	(39)				(21)
Purchase of property, plant and equipment and other intangible assets	(113)				(117)
Proceeds from sales of property, plant and equipment and other intangible assets	1				2
Movement in working capital	(225)				(277)
Other	(5)				(4)
Adjusted Free Cash Flow	63				20

(1) Calculation of diluted EPS for the three months ended March 31, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $1 million.
(2) Includes incremental restructuring and related expenses attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(3) Amortization of acquired intangible assets from business combinations.

	Nine Months Ended March 31, 2024				Nine Months Ended March 31, 2025
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	473	473	473	32.7	550	550	550	38.0
Net income attributable to non-controlling interests	6	6			7	7
Tax expense	107	107			141	141
Interest expense, net	232	232			222	222
Depreciation and amortization	433				401
EBITDA, EBIT, Net income, and EPS	1,251	818	473	32.7	1,321	920	550	38.0
Impact of highly inflationary accounting	55	55	55	3.8	8	8	8	0.6
Restructuring and related expenses, net(2)	82	82	82	5.7	35	35	35	2.4
Berry transaction & integration	—	—	—	—	36	36	41	2.8
CEO transition costs	8	8	8	0.6	—	—	—	—
Other	17	17	17	1.2	(3)	(3)	(3)	(0.2)
Amortization of acquired intangibles(3)		126	126	8.7		116	116	8.0
Tax effect of above items			(51)	(3.6)			(19)	(1.3)
Adjusted EBITDA, EBIT, Net income and EPS	1,412	1,106	710	49.1	1,397	1,112	728	50.3
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					(1)	1	3	2
% items affecting comparability					—	—	—	—
% currency impact					2	2	2	2
% comparable constant currency growth					1	3	5	5
Adjusted EBITDA	1,412				1,397
Interest paid, net	(196)				(167)
Income tax paid	(163)				(148)
Purchase of property, plant and equipment and other intangible assets	(358)				(360)
Proceeds from sales of property, plant and equipment and other intangible assets	12				9
Movement in working capital	(625)				(710)
Other	33				(38)
Adjusted Free Cash Flow	115				(17)

(1) Calculation of diluted EPS for the nine months ended March 31, 2025 excludes net income attributable to shares to be repurchased under forward contracts of $1 million. Calculation of diluted EPS for the nine months ended March 31, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $2 million.
(2) Includes incremental restructuring and related expenses attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(3) Amortization of acquired intangible assets from business combinations.

Reconciliation of adjusted EBIT by reportable segment

	Three Months Ended March 31, 2024				Three Months Ended March 31, 2025
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				187				196
Net income attributable to non-controlling interests				2				1
Tax expense				40				40
Interest expense, net				79				75
EBIT	290	61	(43)	308	315	51	(54)	312
Impact of highly inflationary accounting	—	4	—	4	—	3	—	3
Restructuring and related expenses, net(1)	25	5	—	30	5	1	—	6
Berry transaction & integration	—	—	—	—	—	1	25	26
CEO transition costs	—	—	8	8	—	—	—	—
Other	1	—	3	4	1	(1)	—	—
Amortization of acquired intangibles(2)	42	1	—	43	36	1	—	37
Adjusted EBIT	358	71	(32)	397	357	55	(28)	384
Adjusted EBIT / sales %	13.8%	8.7%		11.6%	13.7%	7.6%		11.5%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					—	(22)	—	(3)
% items affecting comparability					—	6	—	1
% currency impact					2	4	—	2
% comparable constant currency					2	(12)	—	—
(1) Includes incremental restructuring and related expenses attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(2) Amortization of acquired intangible assets from business combinations.

	Nine Months Ended March 31, 2024				Nine Months Ended March 31, 2025
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				473				550
Net income attributable to non-controlling interests				6				7
Tax expense				107				141
Interest expense, net				232				222
EBIT	796	112	(90)	818	854	172	(106)	920
Impact of highly inflationary accounting	—	55	—	55	—	8	—	8
Restructuring and related expenses, net(1)	68	14	—	82	34	1	—	35
Berry transaction & integration	—	—	—	—	—	1	35	36
CEO transition costs	—	—	8	8	—	—	—	—
Other	5	—	12	17	10	(15)	2	(3)
Amortization of acquired intangibles(2)	123	3	—	126	110	4	2	116
Adjusted EBIT	992	184	(70)	1,106	1,008	171	(67)	1,112
Adjusted EBIT / sales %	13.0%	7.5%		10.9%	13.1%	7.6%		11.2%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					2	(7)	—	1
% items affecting comparability					—	2	—	—
% currency impact					1	4	—	2
% comparable constant currency					3	(1)	—	3
(1) Includes incremental restructuring and related expenses attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(2) Amortization of acquired intangible assets from business combinations.

Reconciliation of net debt

($ million)	June 30, 2024	March 31, 2025
Cash and cash equivalents	(588)	(2,045)
Short-term debt	84	150
Current portion of long-term debt	12	9
Long-term debt, less current portion	6,603	8,638
Net debt	6,111	6,752

Cautionary Statement Regarding Forward-Looking Statements
Unless otherwise indicated, references to "Amcor," the "Company," "we," "our," and "us" in this document refer to Amcor plc and its consolidated subsidiaries. This document contains certain statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like "believe," "expect," "target," "project," "may," "could," "would," "approximately," "possible," "will," "should," "intend," "plan," "anticipate," "commit," "estimate," "potential," "ambitions," "outlook," or "continue," the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor's business, including the ability to successfully realize the expected benefits of the merger of Amcor and Berry Global Group, Inc. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: risks arising from the integration of the Amcor and Berry Global Group, Inc., ("Berry") businesses as a result of the Merger completed on April 30, 2025 (the "Transaction"); risk that the anticipated benefits of the Transaction may not be realized when expected or at all; risk of unexpected costs or expenses resulting from the Transaction; risk of further litigation related to the Transaction as two lawsuits have been filed; risk that the Transaction may have an adverse effect on our ability to retain key personnel and customers; general economic, market and social developments and conditions; evolving legal, regulatory and tax regimes under which we operate; changes in consumer demand patterns and customer requirements in numerous industries; the loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which we operate; an inability to expand our current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy and other inputs, and the introduction of new tariffs, which could adversely affect our business; production, supply, and other commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract and retain our global executive team and our skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier, and other data; a significant increase in our indebtedness or a downgrade in our credit rating could reduce our operating flexibility and increase our borrowing costs and negatively affect our financial condition and results of operations; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG") matters, or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; and changes in tax laws or changes in our geographic mix of earnings. These risks and uncertainties are supplemented by those identified from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including without limitation, those described under Part I, "Item 1A - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, and as updated by our quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, net debt and synergies from the Merger. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, financing-related expenses; and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's Chief Executive Officer transition; and impacts related to the Russia-Ukraine conflict.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, certain tax related events, and difficulty in making accurate forecasts and projections in connection with the legacy Berry Global business given recency of access to all relevant information. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from May 21, 2025 to May 22, 2025 inclusive.